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                          AGREEMENT AND PLAN OF MERGER

                         ------------------------------


                                      Among

                                  FIAT S.p.A.,

                                NEW HOLLAND N.V.,

                                CASE CORPORATION,

                                       and

                          FIAT ACQUISITION CORPORATION



                            Dated as of May 15, 1999





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                                TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I
                                   THE MERGER
      SECTION 1.01.  The Merger..............................................1
      SECTION 1.02.  Effective Time; Closing.................................2
      SECTION 1.03.  Effect of the Merger....................................2
      SECTION 1.04.  Certificate of Incorporation; By-Laws...................2
      SECTION 1.05.  Directors and Officers of the Surviving Corporation.....2

                                   ARTICLE II
                     CONVERSION OF SECURITIES IN THE MERGER

      SECTION 2.01.  Conversion of Capital Stock.............................3
      SECTION 2.02.  Payment for Shares......................................4
      SECTION 2.03.  Stock Options and Other Equity Awards...................6
      SECTION 2.04.  Shares of Dissenting Holders of Company
                     Common Stock ...........................................7

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 3.01.  Organization and Qualification; Subsidiaries............8
      SECTION 3.02.  Certificate of Incorporation and By-Laws................9
      SECTION 3.03.  Capitalization..........................................9
      SECTION 3.04.  Authority Relative to This Agreement...................10
      SECTION 3.05.  No Conflict; Required Filings and Consents.............10
      SECTION 3.06.  Permits; Compliance....................................11
      SECTION 3.07.  SEC Filings; Financial Statements......................12
      SECTION 3.08.  Absence of Certain Changes or Events...................13
      SECTION 3.09.  Employee Benefit Plans; Labor Matters..................13
      SECTION 3.10.  Contracts; Debt Instruments............................14
      SECTION 3.11.  Litigation.............................................15
      SECTION 3.12.  Environmental Matters..................................15
      SECTION 3.13.  Trademarks, Patents and Copyrights.....................17
      SECTION 3.14.  Taxes..................................................18
      SECTION 3.15.  Non-Competition Agreements.............................19
      SECTION 3.16.  Rights Agreement.......................................19
      SECTION 3.17.  Board Recommendation...................................19
      SECTION 3.18.  Insurance..............................................19
      SECTION 3.19.  Opinion of Financial Advisor...........................20
      SECTION 3.20.  Brokers................................................20



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                                       ii
                                                                            Page


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF FIAT,
                           NEW HOLLAND AND MERGER SUB

      SECTION 4.01.  Organization and Qualification.........................20
      SECTION 4.02.  No Conflict; Required Filings and Consents.............21
      SECTION 4.03.  Absence of Litigation..................................22
      SECTION 4.04.  Brokers................................................22
      SECTION 4.05.  No Activities..........................................22


                                   ARTICLE V
                                   COVENANTS

      SECTION 5.01.  Conduct of Business by the Company Pending the
                     Closing................................................22
      SECTION 5.02.  Notices of Certain Events..............................26
      SECTION 5.03.  Contractual Consents...................................26

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

      SECTION 6.01.  Stockholders' Meeting..................................26
      SECTION 6.02.  Access to Information; Confidentiality.................27
      SECTION 6.03.  No Solicitation of Transactions........................28
      SECTION 6.04.  Employee Benefits Matters..............................29
      SECTION 6.05.  Directors' and Officers' Indemnification and
                     Insurance..............................................30
      SECTION 6.06.  Further Action; Consents; Filings......................32
      SECTION 6.07.  The Company Rights Plan................................33
      SECTION 6.08.  Redemption of Series A Cumulative Convertible
                     Preferred Stock........................................33
      SECTION 6.09.  Public Announcements...................................33

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

      SECTION 7.01. Conditions to the Obligations of Each Party to
                    Consummate the Merger...................................34
      SECTION 7.02. Conditions to the Obligations of the Company............34
      SECTION 7.03. Conditions to the Obligations of Fiat, New Holland
                    and Merger Sub..........................................35

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01. Termination.............................................36
      SECTION 8.02. Effect of Termination...................................37
      SECTION 8.03. Amendment...............................................37
      SECTION 8.04. Waiver..................................................38


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                                        iii

      SECTION 8.05. Expenses; Alternative Transaction Fee...................38

                                                                            Page
                                   ARTICLE IX
                               GENERAL PROVISIONS

      SECTION 9.01. Non-Survival of Representations, Warranties and
                    Agreements..............................................40
      SECTION 9.02. Notices.................................................40
      SECTION 9.03. Certain Definitions.....................................41
      SECTION 9.04. Severability............................................43
      SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit.........43
      SECTION 9.06. Incorporation of Exhibits...............................43
      SECTION 9.07. Specific Performance....................................43
      SECTION 9.08. Governing Law...........................................43
      SECTION 9.09. Submission to Jurisdiction; Venue.......................44
      SECTION 9.10. Headings................................................44
      SECTION 9.11. Counterparts............................................44
      SECTION 9.12. Entire Agreement........................................44
      SECTION 9.13. Waiver of Jury Trial....................................45




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                                       iv


                            GLOSSARY OF DEFINED TERMS

affiliate                                                   S9.03(a)
Agreement                                                   Preamble
Alternative Transaction Fee                                 S8.05(b)
beneficial owner                                            S9.03(b)
Blue Sky Laws                                               S3.05(b)(i)
business day                                                S9.03(c)
CERCLA                                                      S3.12(c)
Certificate of Merger                                       S1.02
Closing                                                     S1.02
Closing Date                                                S1.02
Code                                                        S2.02(e)
Company                                                     Preamble
Company Benefit Plans                                       S3.09(a)
Company Board Recommendation                                S3.17
Company Certificates                                        S2.02(a)
Company Common Stock                                        Recitals
Company Disclosure Schedule                                 Article III
Company Material Adverse Effect                             S3.01
Company Option                                              S2.03(a)
Company Permits                                             S3.06
Company Preferred Stock                                     S2.01(d)
Company SEC Reports                                         S3.07(a)
Company Stock Award                                         S2.03(b)
Company Stock Plans                                         S2.03(a)
Company Stock Unit                                          S2.03(c)
Company Stockholders' Meeting                               S6.01(a)
Company Subsidiaries                                        S3.01
Competing Transaction                                       S6.03
Confidentiality Agreement                                   S6.02(b)
Contract                                                    S3.10(a)
control                                                     S9.03(d)
controlled by                                               S9.03(d)
Costs                                                       S6.05(d)
Credit                                                      S3.07(a)
CSFB                                                        S3.19
DGCL                                                        Recitals
Dissenting Shares                                           S2.04(a)
Effective Time                                              S1.02
Environmental Claims                                        S3.12(c)

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                                       v

Environmental Laws                                          S3.12(c)
Environmental Permits                                       S3.12(c)
ERISA                                                       S3.09(a)
Exchange Act                                                S3.05(b)(i)
Expenses                                                    S8.05(a)
Fiat                                                        Preamble
Governmental Entity                                         S3.05(b)
Hazardous Materials                                         S3.12(c)
HSR Act                                                     S3.05(b)(i)
Indemnified Parties                                         S6.05(d)
IRS                                                         S3.09(a)(i)
knowledge                                                   S9.03(e)
Law                                                         S3.05(a)(ii)
Letter of Transmittal                                       S2.02(b)
Material Contract                                           S3.10(a)
Merger                                                      Recitals
Merger Consideration                                        S2.01(a)
Merger Sub                                                  Preamble
New Holland                                                 Preamble
New Holland Authorized Agent                                S9.09
Order                                                       S7.01(b)
Paying Agent                                                S2.02(a)
person                                                      S9.03(f)
Proxy Statement                                             S6.01(a)
Representatives                                             S6.02(a)
Real Property                                               S3.12(a)(ii)
Rights Agreement                                            S3.16
SEAQ                                                        S6.09
Securities Act                                              S3.05(b)(i)
subsidiary(ies)                                             S9.03(g)
Superior Proposal                                           S6.03
Surviving Corporation                                       S1.01
Taxes                                                       S3.14
Tax Returns                                                 S3.14
Termination Fee                                             S8.05(c)
Third Party Provision                                       S9.05
U.S. GAAP                                                   S3.08
under common control with                                   S9.03(d)

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of May 15, 1999 (as amended, this "Agreement"), by and among FIAT S.p.A., a company organized under the laws of Italy ("Fiat"), NEW HOLLAND N.V., a corporation organized under the laws of the Netherlands ("New Holland"), CASE CORPORATION, a Delaware corporation (the "Company") and FIAT ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Fiat ("Merger Sub").

            WHEREAS, upon the terms and subject to the conditions of this Agreement, New Holland or one of its subsidiaries will acquire, pursuant to the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DGCL"), all the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") at a price per share of $55.00, net to the seller in cash;

            WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the Merger and unanimously resolved to recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger upon the terms and subject to the conditions contained herein;

            WHEREAS, this Agreement has been approved and adopted by the Board of Directors of Fiat, the Board of Managing Directors of New Holland and the Board of Directors of Merger Sub, and has been approved and adopted by Fiat as sole stockholder of Merger Sub; and

            WHEREAS, it is the intent of Fiat and New Holland to combine the business operations of New Holland and the Company.

             NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Effective Time (as defined in Section 1.02 hereof) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").


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                                       2

          SECTION 1.02. Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 8.04, waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by Fiat, New Holland and the Company), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.04. Certificate of Incorporation; By-Laws. At the Effective Time, (a) subject to the provisions of (i) Section 2.01(d) and (ii) Section 6.05(a), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and (b) the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation.

          SECTION 1.05. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and (b) the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE II
                     CONVERSION OF SECURITIES IN THE MERGER

            SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fiat, New Holland, Merger Sub, the Company or the holders of any the Company Shares:

            (a) each share of Company Common Stock (together with the associated right to purchase Company Series A Junior Preferred Stock pursuant to the Rights Agreement (as defined in Section 3.16 hereof)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b) hereof and Dissenting Shares) shall be converted into the right to receive $55.00 in cash (the "Merger Consideration"), payable without interest to the holder of such share of Company Common Stock, upon surrender of the Company Certificate that formerly evidenced such share of Company Common Stock;

            (b) each share of Company Common Stock held in the treasury of the Company and shares of Company Common Stock owned by Fiat or New Holland or any direct or indirect wholly owned subsidiary of Fiat, New Holland or the Company shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

            (c) each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub will be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

            (d) each issued and outstanding share of Company Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Preferred Stock (collectively, the "Company Preferred Stock") outstanding immediately prior to the Effective Time shall remain outstanding as a share of Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Stock, as the case may be, of the Surviving Corporation, with substantially identical powers and preferences and special rights as set forth in the certificate of designations for such Cumulative Convertible Second Preferred Stock and Series A Cumulative Convertible Stock, as the case may be, except that the holder of such shares shall, upon any conversion of such shares, be entitled to receive an amount in cash, without interest, as shall be equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock such holder would have received had such shares been converted into shares of Company Common Stock immediately prior to the Effective Time.

          SECTION 2.02. Payment for Shares. (a) From and after the Effective Time, a bank or trust company designated by New Holland and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Company Certificates") that, prior to the Effective Time, represented shares of Company Common Stock entitled to payment of the Merger Consideration pursuant to Section 2.01(a). At the Effective Time Fiat and New Holland shall cause to be provided to the Paying Agent cash in amounts necessary to pay for the shares of Company Common Stock pursuant to Section 2.01. Such funds shall be invested by the Paying Agent as directed by Fiat and New Holland.

            (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of the Company Certificates that immediately prior to the Effective Time represented shares of Company Common Stock (i) letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Company Certificates in exchange for payment therefor. Upon the surrender of each such Company Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Company Certificate the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, in consideration therefor, and such Company Certificate shall forthwith be cancelled. Until so surrendered, each such Company Certificate (other than Company Certificates representing Dissenting Shares and Company Certificates representing shares of Company Common Stock owned by New Holland or any wholly owned subsidiary of New Holland or held in the treasury by the Company or by any wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Company Certificate formerly representing shares of Company Common Stock surrendered is registered, it shall be a condition to such right to receive such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Company Certificate shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver any funds which had been made available to the Paying Agent and not disbursed to holders of shares of

          Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), Company Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate formerly representing shares of Company Common Stock may surrender such Company Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

          (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, except that such treatment shall not apply to any withholding tax imposed by any foreign jurisdiction.

          (f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

          SECTION 2.03. Stock Options and Other Equity Awards. (a) At the Effective Time, each option to purchase shares of Company Common Stock or stock appreciation right with respect to Company Common Stock outstanding and unexercised as of the Effective Time (a "Company Option") granted pursuant to the Company Outside Directors' Equity Compensation Plan and the Company Equity Incentive Plan as each has been amended from time to time (collectively, the "Company Stock Plans") or otherwise granted by the Company other than pursuant to the Company Stock Plans shall become fully vested and immediately exercisable. At the Effective Time, each holder of a Company Option shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option, less any income or employment tax withholding required under the Code or any provision of state or local law. The Company shall use its reasonable best efforts to secure from each holder of a Company Option, prior to the Effective Time, a consent or other legally binding writing which provides that, in consideration for the payments to be made pursuant to this Section 2.03(a), such holder shall waive any rights the holder may have with respect to any Company Option.

            (b) At the Effective Time, each restricted stock award and each performance unit award (a "Company Stock Award") granted pursuant to the Company Stock Plans or otherwise granted by the Company other than pursuant to the Company Stock Plans shall become immediately and fully payable or distributable and the restrictions thereon shall lapse and any performance targets shall be deemed achieved in full. At the Effective Time, each holder of a Company Stock Award shall be paid in full satisfaction of such Company Stock Award a cash payment in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Award (with respect to each Company Award relating to Company Cumulative Convertible Second Preferred Stock, the holder thereof shall be entitled to receive a payment in respect of the number of shares of Company Common Stock that the holder would have received had such Award been converted into a Company Stock Award in respect of shares of Company Common Stock immediately prior to the Effective Time), less any income or employment tax withholding required under the Code or any provision of state or local law.

          (c) At the Effective Time, all stock units, share units, stock equivalent units or phantom options held in the stock subaccounts under the Company Deferred Compensation Plan or the Company Outside Directors' Equity Compensation Plan or awarded pursuant to an individual agreement (each a "Company Stock Unit") shall immediately vest to the extent not yet vested at the Effective Time and shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Unit. The Company Deferred Compensation

Plan will be amended to provide that a participant who maintains a stock subaccount under such plan may elect within 30 days of the announcement of a definitive transaction to have the converted value of his or her subaccount distributed in a lump sum following the effective time of such a transaction or to have the converted value merged into the participant's cash subaccount under the Company Deferred Compensation Plan and treated in accordance with the terms of such plan applicable to cash subaccounts. With respect to the obligation to pay cash in respect of the conversion of Company Stock Units under the Company Outside Directors' Equity Compensation Plan or an individual agreement, the obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Company Stock Unit.

            (d) The Company shall take all actions necessary so that the current offering period under the Company Employee Stock Purchase Plan shall terminate no later than five business days prior to the Effective Time.

          SECTION 2.04. Shares of Dissenting Holders of Company Common Stock.
(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02 of this Agreement, of the Company Certificate or the Company Certificates that formerly evidenced such shares of Company Common Stock.

            (b) The Company shall give New Holland (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of New Holland, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the disclosure schedule (the "Company Disclosure Schedule") delivered to Fiat and New Holland on or prior to the date hereof (it being agreed that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect; it being also agreed that items disclosed in a particular section of the Company Disclosure Schedule shall be deemed disclosed only with respect to the corresponding section of this Agreement), the Company hereby represents and warrants to Fiat and New Holland that:

          SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and the Company Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change, effect, event or occurrence to the extent arising from or relating to (i) the United States or the global economy or securities markets in general, (ii) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement or (iii) the agricultural equipment and construction equipment manufacturing industries in general; provided, however, that the Company and the Company Subsidiaries, taken as whole, are not materially disproportionately affected, as compared to other persons engaging in such respective industries, by such charge, effect, event or occurrence.

          SECTION 3.02. Certificate of Incorporation and By-Laws. The copies of the Company's Certificate of Incorporation and By-Laws that are set forth as exhibits to the Company's Form 10-K for the year ended December 31, 1998 are complete and correct copies thereof. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 200,000,000 shares of Company Common Stock, (b) 5,000,000 shares of preferred stock, par value $.01 per share, 1,500,000 shares of which are designated Company Series A Cumulative Convertible Preferred Stock and 100,000 shares of which are designated Company Series A Junior Participating Preferred Stock and (c) 5,000,000 shares of second preferred stock, par value $.01 per share, 40,000 shares of which are designated Company Cumulative Convertible Second Preferred Stock. As of April 30, 1999, approximately 74,339,080 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable, and as of March 31, 1999 (i) approximately 5,108,952 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (ii) 1,400,000 shares of Company Common Stock were reserved for issuance upon purchase pursuant to the Company Employee Stock Purchase Plan, (iii) 12,100,000 shares of Company Common Stock and 40,000 shares of Company Cumulative Convertible Second Preferred Stock were reserved for issuance in connection with the Company Equity Incentive Plan,
(iv) 3,402,900 shares of Company Common Stock were issuable upon conversion of Company Series A Cumulative Convertible Preferred Stock, (v) 85,811 shares of Company Common Stock were issuable upon conversion of Company Cumulative Convertible Second Preferred Stock, (vi) 1,500,000 shares of Company Series A Cumulative Convertible Preferred Stock were issued and outstanding, (vii) 37,500 shares of Company Cumulative Convertible Second Preferred Stock were issued and outstanding, (viii) 100,000 shares of Company Series A Junior Participating Preferred Stock were reserved for issuance under the Rights Agreement and (ix) 100,00 shares of Company Common Stock were reserved for issuance in connection with the Outside Directors' Equity Compensation Plan. From March 31, 1999 through the date hereof, the Company has not issued any additional shares of capital stock except pursuant to the exercise of outstanding options, restricted stock awards or the conversion of convertible preferred stock described above. Except as issued pursuant to the Company Employee Stock Purchase Plan, the Company Equity Incentive Plan, the Company Rights Agreement or pursuant to agreements or arrangements described in Section 3.03 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports (as defined herein) and guarantees by the Company of any indebtedness of any Company Subsidiary.

          SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of the Company as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Fiat, New Holland and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger.

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of the Company or any equivalent organizational documents of any Company Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii), except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by the Company.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the NYSE, state takeover laws, Section 251 of the DGCL the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 3.05(b) of the Company Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) individually or in the aggregate, have a Company Material Adverse Effect.

          SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to, individually or in the aggregate,
(A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the actual knowledge of the executive officers of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to, individually or in the aggregate,
(A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that would not reasonably be expected to individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

          SECTION 3.07. SEC Filings; Financial Statements. (a) the Company and Case Credit Corporation ("Credit") have each filed all forms, reports and documents required to be filed by them under the Exchange Act since January 1, 1996 through the date of this Agreement (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than Credit, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company, Credit and, in the case of the Company, the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries and Credit as of December 31, 1998, including the notes thereto, or in any of the Company SEC Reports, neither the Company nor any Company Subsidiary (including, without limitation, Credit) has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998 that would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

          SECTION 3.08. Absence of Certain Changes or Events. Since January 1, 1999, except as contemplated by or as disclosed in this Agreement or as disclosed in any of the Company SEC Reports, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a) any change, condition, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company, (c) any material change by the Company in its accounting methods, principles or practices (other than as required by United States generally accepted accounting principles ("U.S. GAAP")), (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of the Company's securities other than the regular quarterly dividend on each share of Company Common Stock of $.05, or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law or contractual obligations existing as of the date hereof.

          SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could reasonably be expected to incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans"), the Company will make available to New Holland, promptly after the date hereof, a true and complete copy (other than with respect to any multi-employer plan as defined in Section 3(37) of ERISA) of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Benefit Plan, (iii) each trust agreement relating to such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under section 401(a) of the Code.

            (b) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could reasonably be expected to be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Company Material Adverse Effect.

          (c) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary, except as disclosed in the Company SEC Reports. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Company Material Adverse Effect.

            (d) Schedule 3.09(d) sets forth a list of (i) all severance and material employment agreements with officers of the Company and each Company Subsidiary; (ii) all material severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its employees which contain change of control provisions. Promptly following the date hereof, the Company will make available to New Holland true and complete copies of the documents listed on Schedule 3.09(d).

            (e) No Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person except as disclosed in the Company SEC Reports.

          SECTION 3.10. Contracts; Debt Instruments. (a) All contracts, agreements, guarantees, leases and executory commitments other than Plans (each, a "Contract") to which the Company is a party and which involve annual revenues to the business of the Company in excess of 2.5% of the Company's annual revenues and all other Contracts that are material to the Company and its subsidiaries, taken as a whole, (each, a "Material Contract") are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Material Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event of condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Material Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

            (b) Set forth in Section 3.10 of the Company Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and its subsidiaries as described in the notes to the financial statements incorporated in (i) the Company's Form 10-K for the year ended December 31, 1998 and (ii) Credit's Form 10-K for the year ended December 31, 1998.

          SECTION 3.11. Litigation. Except as disclosed in the Company SEC Reports, there is no suit, claim, action, proceeding, arbitration, review or investigation pending or threatened in writing against the Company or any Company Subsidiary before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, in the case of any suit, claim, action, proceeding or investigation relating to any environmental matters relating to the Company or any Company Subsidiary, there has been no change since January 1, 1999 in the status of any such matters that would be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, neither the Company nor any Company Subsidiary is subject to any outstanding Order (as defined below), writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Company Material Adverse Effect.

          SECTION 3.12. Environmental Matters (a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

            (i) The Company and the Company Subsidiaries are in compliance with, and for the past three years have been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is reasonably expected to have a Material Adverse Effect.

            (ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") or on any property formerly owned, leased, used or occupied by the Company or the Company Subsidiaries.

            (iii) The Company and the Company Subsidiaries have not, and to their knowledge no other person has, released Hazardous Materials on any of the Real Property or during its ownership or occupancy of such property on any property formerly owned, leased, used or occupied by the Company or the Company Subsidiaries.

            (iv) The Company and the Company Subsidiaries are not conducting, and have not undertaken or completed, any remedial action relating to any release or threatened release at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

            (v) There is no asbestos or asbestos-containing material on any of the Real Property.

            (vi) None of the Real Property is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

            (vii) There are no Environmental Claims pending or threatened against the Company or the Company Subsidiaries or the Real Property, and to their knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or the Company Subsidiaries or any of their predecessors or with respect to any previously owned or operated facilities.

            (viii) The Company and the Company Subsidiaries can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

            (ix) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

            (b) The Company and the Company Subsidiaries have provided New Holland with copies of any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property or the Company or the Company Subsidiaries.

            (c) Except as disclosed in Section 3.12 of the Company
Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any remedial action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

            For purposes of this Agreement:

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

            "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

            "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date hereof.

            "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

            "Hazardous Materials" means (a) any petroleum, petroleum products, by- products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. Neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have timely filed or will timely file all United States federal and state income and Canadian federal and provincial income Tax Returns and all other material income Tax Returns and, to the knowledge of the Company, all other material Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries and all such Tax Returns are complete and correct in all material respects, (b) all material Taxes that are shown as due on such Tax Returns have been or will be timely paid, (c) as of the date hereof, no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves, (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, (e) as of the date hereof, the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to United States or Canadian or, to the knowledge of the Company, other income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States or Canadian or, to the knowledge of the Company, other income or franchise Tax assessment or deficiency, (f) none of the Company and the Company Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other, (g) as of the date hereof, there are not pending or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary for which there are not adequate reserves, and (h) to the knowledge of the Company, no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and customs duties, tariffs, and similar charges.

            "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

          SECTION 3.15. Non-Competition Agreements. Neither the Company nor any subsidiary of the Company is a party or is otherwise subject to any agreement which (a) purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the manufacture, marketing, distribution or sale of farm machinery or construction or any other material business currently engaged in by the Company or any of its affiliates or (b) would restrict or prohibit, in any material respect, the Company or any subsidiary of the Company from engaging in such business.

          SECTION 3.16. Rights Agreement. The copy of the Rights Agreement, dated December 8, 1995, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), including all amendments and exhibits thereto, that is set forth as an exhibit to the Company's Form 10-K for the year ended December 31, 1998 is a complete and correct copy thereof. The Company will, within 15 days of the date hereof, take all necessary action to amend the Rights Agreement, a copy of which amendment will be promptly provided to Fiat and New Holland and their respective Representatives, so that neither the execution of this Agreement nor the consummation of the Merger will (a) cause the Rights issued pursuant to the Rights Agreement to become exercisable,
(b) cause Fiat, New Holland Holding N.V., New Holland or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date or a Triggering Event (as each term is defined in the Rights Agreement).

          SECTION 3.17. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated herein, including the Merger (the "Company Board Recommendation").

          SECTION 3.18. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries.

          SECTION 3.19. Opinion of Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has delivered to the Company its written opinion, dated the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders. The Company has delivered a signed copy of such written opinion to Fiat and New Holland.

          SECTION 3.20. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to New Holland a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereby.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF FIAT, NEW HOLLAND
                                 AND MERGER SUB

            New Holland hereby severally represents and warrants (only with respect to matters set forth in Article IV relating to New Holland) to the Company, and Fiat and Merger Sub hereby jointly and severally represent and warrant (with respect to all matters set forth in Article IV below) to the Company, that:

          SECTION 4.01. Organization and Qualification. Each of Fiat, New Holland and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Fiat, New Holland and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (including, without limitation, the Merger) contemplated hereby to be consummated by Fiat, New Holland and Merger Sub. The execution and delivery of this Agreement by Fiat, New Holland and Merger Sub and the consummation by Fiat, New Holland and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Fiat, New Holland and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Fiat, New Holland and

Merger Sub and constitutes (assuming due authorization, execution and delivery by the Company) a legal, valid and binding obligation of each of Fiat, New Holland and Merger Sub, enforceable against each of Fiat, New Holland and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

          SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Fiat, New Holland and Merger Sub does not, and the performance of this Agreement by Fiat, New Holland and Merger Sub will not, (i) conflict with or violate any provision of the Certificate of Incorporation and By-laws of Fiat, New Holland or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Fiat, New Holland or Merger Sub or by which any property or asset of Fiat, New Holland or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or in the case of New Holland or Merger Sub, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of New Holland or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of this Agreement by either Fiat, New Holland or Merger Sub.

          (b) The execution and delivery of this Agreement by each of Fiat, New Holland and Merger Sub does not, and the performance of this Agreement by Fiat, New Holland and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE and state takeover laws, the pre-merger notification requirements of the HSR Act or the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar anti-trust filings or notifications in other jurisdictions and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

            SECTION 4.03. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Fiat and New Holland, respectively, threatened against, Fiat, New Holland or Merger Sub or any of their respective properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Fiat, New Holland nor Merger Sub or any property or asset of Fiat, New Holland or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Fiat and New Holland, as the case may be, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Fiat, New Holland or Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

          SECTION 4.04. Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC for Fiat and Goldman Sachs & Co. for New Holland) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Fiat or New Holland.

          SECTION 4.05. No Activities. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 4.06. Financing. At or prior to the Closing Date, Fiat will cause New Holland or Merger Sub to have, and New Holland or Merger Sub will have, all of the financing required to consummate the transactions contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

            SECTION 5.01. Conduct of Business by the Company Pending the Closing
5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Fiat shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in

Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall neither (unless required by applicable Laws or stock exchange regulations) cause nor permit any Company Subsidiaries or any of the Company's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Fiat, which consent shall not be unreasonably withheld or delayed:

            (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of,
      (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for (A) the issuance of any shares of capital stock issuable pursuant to (I) the exercise of any Company Options or Company Stock Awards outstanding on the date of this Agreement, pursuant to the exercise of options under the Company Employee Stock Purchase Plan or that become outstanding in compliance with Section 5.01(f); (II) the conversion of any shares of the Company Series A Cumulative Preferred Stock or Cumulative Convertible Second Preferred Stock, or (B) subject to Section 5.01(f), any securities required by virtue of the Company Equity Incentive Plan); or (ii) any property or assets of the Company or any Company Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any regular quarterly dividend declared and paid on Company Common Stock or Company Preferred Stock in accordance with past practice and in the case of Company Common Stock, not in excess of $.05 per share, and in the case of Company Preferred Stock, not in excess of the rates required by the terms thereof and (ii) dividends paid by any of the wholly owned Company Subsidiaries to the Company and dividends paid by any of the wholly owned Company Subsidiaries of the Company in the ordinary course of business consistent with past practice;

            (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $25,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be materially more burdensome to the Company in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect); or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $20,000,000;
      (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $10,000,000 for the Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
      Section 6.01(e);

            (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof; provided, however, that the Company may grant options, restricted shares, performance units or other long-term incentive awards to new hires in the ordinary course of business consistent with past practice;

            (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice and as advised by the Company's regular independent accountants;

            (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $2,500,000, except for claims asserted by the Company or the applicable Company Subsidiary;

            (i) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, other than such actions in the ordinary course of business and consistent with past practice, provided however that the Company shall inform New Holland in advance of such election or settlement or compromise if such election or settlement or compromise could have any ongoing material adverse tax consequence to the Surviving Corporation;

            (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

            (k) amend or modify, or propose to amend or modify, the Rights Agreement, as amended as of the date hereof, except as contemplated in this Agreement;

            (l) except as contemplated by Section 6.03, enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

            (m) except as contemplated by Section 6.03, take any action to exempt or make not subject to any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Fiat or New Holland or any of their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            (n) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

            (o ) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01; or

            (p) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

          SECTION 5.02. Notices of Certain Events. Each of Fiat and New Holland, on the one hand, and the Company, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,
(ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting New Holland, the Company or their subsidiaries that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Company Material Adverse Effect or is likely to delay or impede the ability of either Fiat and New Holland, on the one hand, and the Company, on the other hand, to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

          SECTION 5.03. Contractual Consents. Prior to or at the Effective Time each of the parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.01. Stockholders' Meeting. (a) The Company shall, as promptly as reasonably practicable, submit this Agreement for the approval of its stockholders at a meeting of stockholders (the "Company Stockholders' Meeting") and shall use its reasonable best efforts to obtain stockholder approval and adoption of this Agreement and the Merger including filing with the SEC preliminary proxy materials relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Merger and this Agreement (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Such meeting of stockholders shall be held as soon as practicable following the date hereof.

          (b) Subject to the fiduciary duties of the Board of Directors of the Company, as described in the following proviso, the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval of the Merger and this Agreement; provided, however, that the Board of Directors of the

Company may, at any time prior to the date of the Company Stockholders'
Meeting, withdraw, modify or change any such recommendation to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation could cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law.

          (c) The information supplied by Fiat and/or New Holland for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the meeting of stockholders of the Company to consider the Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to New Holland, or its officers or directors, is discovered by Fiat or New Holland that should be set forth in an amendment or a supplement to the Proxy Statement, Fiat or New Holland, as the case may be, shall promptly inform the Company. All documents that Fiat or New Holland, as the case may be, is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the Exchange Act.

          (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement(or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the meeting of stockholders of the Company to consider the Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any subsidiary of the Company, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Fiat. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

          SECTION 6.02. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its subsidiaries to): (i) provide to Fiat or New
Holland (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Fiat or New Holland or their respective Representatives may reasonably request. No investigation conducted pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made in this Agreement.

            (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated May 8, 1999 (the "Confidentiality Agreement") among Fiat, New Holland and the Company with respect to the information disclosed pursuant to this Section 6.02.

          SECTION 6.03. No Solicitation of Transactions. The Company agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Company (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). The Company further agrees that neither it nor any Company Subsidiaries shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to the Company or any Company Subsidiary to any Person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section 6.03(a) shall prevent the Company or the Board of Directors of the Company from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited written Competing Transaction by any such Person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Board of Directors of the Company concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding the Company to any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, the Company receives from such Person an executed confidentiality agreement on terms at least as restrictive on such Person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or any of such Person's Representatives or entering into discussions or negotiations with any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, the Company notifies Fiat and New Holland promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such Person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Fiat and New Holland informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.03. Effective as of the date hereof, the Company shall terminate and cause its subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned promptly.

          SECTION 6.04. Employee Benefits Matters. (a) Continuation of Benefits. Except as contemplated by this Agreement, for a period of 18 months following the Effective Time, the Surviving Corporation shall maintain employee benefit plans and arrangements which in the aggregate will provide a similar level of benefits to active and retired employees of the Company and the Company Subsidiaries to those provided under the Company employee benefit plans and arrangements as in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary to comply with applicable Law. From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms, the Company Benefit Plans and all existing employment and severance agreements and severance plans which apply to current or former employees or directors of the Company or the Company Subsidiaries.

            (b) Service Recognition. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation, employees of the Company and the Company Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or a Company Subsidiary; provided, however, that such crediting of service does not result in the duplication of benefits or an unintended windfall with respect to the accrual of benefits. The
Surviving Corporation shall provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          SECTION 6.05. Directors' and Officers' Indemnification and Insurance .
(a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the By-Laws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

            (b) For a period of six years after the Effective Time, the Surviving Corporation shall use all reasonable efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that during such period the Surviving Corporation shall in no event be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 200 percent of current premiums paid by the Company for such insurance, which current premium amount is set forth in Section 6.05(b) of the Company Disclosure Schedule.

            (c) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

            (d) From and after the Effective Time, the Surviving Corporation agrees that it shall, and New Holland shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall, and New Holland shall cause the Surviving

Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company charter documents shall be made by independent counsel selected by the Surviving Corporation.

            (e) To the extent paragraph (d) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the date hereof, the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant hereto if it shall reasonably determine that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Company.

            (f) Any Indemnified Party wishing to claim indemnification under paragraphs (d) or (e) of this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify New Holland thereof, but the failure to so notify shall not relieve New Holland or Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between New Holland or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that New Holland and the Surviving Corporation shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither New Holland nor the Surviving Corporation shall be liable for any settlement effected without the prior written consent of Fiat (which consent shall not be unreasonably withheld); and provided, further, that neither New Holland nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation shall, and New Holland shall cause the Surviving Corporation to, and the Indemnified Party shall, each contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

            (g) If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.05.

            (h) To the extent that New Holland or Merger Sub fails to make or cause to be made any of the payments required by Section 6.05, Fiat shall make such payments.

          SECTION 6.06. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger,
(ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by New Holland or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) Council Regulation (EEC) No. 4064/89 and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause their subsidiaries to, use their reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

          SECTION 6.07. The Company Rights Plan. Prior to the Effective Time, the Company shall take all necessary action to (i) amend the Rights Agreement so as to accelerate the Final Expiration Date (as such term is used in the Rights Agreement) to a date which is immediately prior to the Effective Time, and (ii) ensure that after such acceleration (A) none of the Company, New Holland or Merger Sub shall have any obligations under the Rights or Rights Agreement and
(B) none of the holders of the Rights shall have any rights under the Rights or Rights Agreement.

          SECTION 6.08. Redemption of Series A Cumulative Convertible Preferred Stock. The Company shall take all necessary action to (i) prior to the Effective Time, redeem all of the issued and outstanding shares of Series A Cumulative Convertible Preferred Stock pursuant to the terms of the Certificate of Designations therefor and (ii) ensure that after such redemption (A) the Company shall have no obligations under the Series A Cumulative Convertible Preferred Stock and (B) none of the holders of the Series A Cumulative Convertible Preferred Stock shall have any rights under the terms of such Series A Cumulative Convertible Preferred Stock.

          SECTION 6.09. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, New Holland and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NASD, the Securities Exchange Automated Quotation system ("SEAQ"), or the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

          SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Fiat, New Holland, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

            (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL;

            (b) no preliminary or permanent injunction, decree or other order (an "Order") issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby.

            (c) (i) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) the Commission of the European Union shall have approved the transaction contemplated by this Agreement under Regulation
      (EEC) No. 4064/89 of the Council of the European Union.

          SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

            (a) each of the representations and warranties of Fiat, New Holland and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, in the aggregate, would not have a material adverse effect on the ability of Fiat, New Holland or Merger Sub to perform its obligations hereunder, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a material adverse effect on the ability of Fiat, New Holland or Merger Sub to perform its obligations hereunder, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of each of Fiat and New Holland to such effect; and

            (b) Fiat, New Holland and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of New Holland to that effect.

          SECTION 7.03. Conditions to the Obligations of Fiat, New Holland and Merger Sub. The obligations of Fiat, New Holland and Merger Sub to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

            (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and Fiat and New Holland shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to such effect;

            (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Fiat and New Holland shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to that effect;

            (c) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consents, approvals and authorizations would not result in a Company Material Adverse Effect; and

            (d) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities), the failure of which to obtain would result in a Company Material Adverse Effect, shall have been obtained.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

            (a) by mutual written consent duly authorized by the Board of Directors of the Company and the Board of Managing Directors of New Holland;

            (b) by either Fiat or the Company, if the Effective Time shall not have occurred on or before March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by either Fiat or the Company, if any Order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement;

            (d) by Fiat, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to New Holland or shall have resolved to do so, (ii) if, after receiving a bona fide proposal or offer relating to a Competing Transaction, the Board of Directors of the Company shall have refused to affirm its recommendation of this Agreement as promptly as practical (but in any case within 10 business days) after receipt of any written request from Fiat which request was made on a reasonable basis, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

            (e) by Fiat or the Company if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

            (f) by Fiat, upon a breach or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure) any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section
      7.03 would not be satisfied;

            (g) by the Company, upon a breach or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure) any representation, warranty, covenant or agreement on the part of Fiat set forth in this Agreement, such that the conditions set forth in Section
      7.02 would not be satisfied; or

            (h) by the Company prior to the vote of the stockholders of the Company on the Merger, if the Board of Directors of the Company shall, following receipt of advice of independent legal counsel that failure to so terminate would cause the Board of Directors of the Company to breach its fiduciary duties under applicable Laws, have withdrawn, modified or changed its recommendation of the adoption of this Agreement in a manner adverse to New Holland and, on or prior to such date, any person (other than New Holland or Fiat) shall have made a public announcement or otherwise communicated to the Company and its stockholders with respect to a Competing Transaction; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (h) until five business days have elapsed following delivery to Fiat of written notice of such determination of the Company (which written notice will inform Fiat of the material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this Section 8.01(h) shall not be effective until the Company has made payment to Fiat of the amounts required to be paid pursuant to Section 8.05(b).

          SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Fiat, New Holland, the Company or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 8.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. In the event of termination of this Agreement by either Fiat or the Company pursuant to Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the non-terminating party.

          SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to the foregoing, in the event that the implementation of the transactions contemplated by this Agreement prove for any reason to be impracticable, the parties shall use their reasonable best efforts to amend the method of effecting the business combination between New Holland and the Company contemplated by this Agreement, including, but not limited to, providing for a mutually agreeable alternative form of transaction structure to effect such business combination; provided that no such amendment shall alter the amount or kind of consideration to be issued to the stockholders of the Company or be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement.

          SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company, Fiat and New Holland and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 8.05. Expenses; Alternative Transaction Fee. (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Fiat and the Company each shall pay one-half of all Expenses relating to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

            (b) the Company and Fiat agree that, (i) if Fiat shall terminate this Agreement pursuant to Section 8.01(d) or (ii) if the Company shall terminate this Agreement pursuant to Section 8.01(h) or (iii) if (A) the Company or Fiat shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of the Company's stockholders to approve and adopt this

Agreement and (B) at the time of such failure to so approve and adopt this Agreement there shall exist a bona fide Competing Transaction (which Competing Transaction, for purposes only of clause (iii) of this Section 8.05(b), shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto) with respect to the Company and, within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Competing Transaction, then the Company shall pay to Fiat and New Holland (with one half paid to Fiat and the other half paid to New Holland) an amount equal $145,000,000 (the "Alternative Transaction Fee").

          (c) The Alternative Transaction Fee required to be paid pursuant to
Section 8.05(b)(ii) shall be paid prior to, and shall be a pre-condition to effectiveness of, termination of this Agreement pursuant to Section 8.01(h). The Alternative Transaction Fee required to be paid pursuant to Sections 8.05(b)(i) and 8.05(b)(iii) shall be paid to Fiat and New Holland in three installments, the first to be paid on the next business day after the termination in an amount equal to $20,000,000 ($10,000,000 to Fiat and $10,000,000 to New Holland), the
second installment in an amount equal to $52,500,000 ($26,250,000 to Fiat and $26,250,000 to New Holland) to be paid on the next business day after a definitive agreement is entered into with a third party with respect to any Competing Transaction and the remaining $72,500,000 ($36,250,000 to Fiat and $36,250,000 to New Holland) to be paid on the next business day after such Competing Transaction is consummated.

            (d) Each of Fiat, New Holland and the Company agrees that the payments provided for in Sections 8.05(b) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 8.01(d), (e), or (h), as the case may be, and such remedies shall be limited to the payments stipulated in Section 8.05(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

            (e) Any payment required to be made pursuant to Section 8.05(b) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

            (f) In the event that the Company shall fail to pay any Alternative Transaction Fee when due, the amount of any such Alternative Transaction Fee shall be increased to include the costs and expenses actually incurred or accrued by Fiat and New Holland, acting together (including, without limitation, fees and expenses of one counsel) in connection with the collection under and enforcement of this Section 8.05.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04 and 6.05 and this Article IX shall survive the Effective Time and those set forth in Sections 6.02(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

            if to Fiat:

                  Fiat S.p.A.
                  Via Nizza 250
                  10126 Torino
                  Italy
                  Attention: General Counsel
                  Telephone:  011-39-011-68-62562
                  Telecopier:  011-39-011-68-62196

            if to New Holland:

                  New Holland N.V.
                  World Trade Center
                  Tower B, 10th Floor
                  Amsterdam Airport

                  The Netherlands
                  Attention: General Counsel
                  Telephone:  011-31-20-446-0429
                  Telecopier:  011-31-20-446-0436

            in each case with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY 10022
                  Attention:  John A. Marzulli, Jr.
                  Telephone: (212) 848-8590
                  Telecopier:  (212) 848-7179

            if to the Company:

                  Case Corporation
                  700 State Street
                  Racine, WI  53401
                  Attention: General Counsel
                  Telephone: (414) 636-0940
                  Telecopier: (414) 636-5651

            with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY 10019
                  Attention: Craig M. Wasserman
                  Telephone: (212) 403-1000
                  Telecopier: (212) 403-2000

          SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

            (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, USA;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "knowledge" means, with respect to any matter in question, that the executive officers of New Holland or the Company, as the case may be,
      (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

            (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

            (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are


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                                       43


      generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Fiat may transfer the shares of Merger Sub to one of its subsidiaries or a subsidiary of New Holland prior to the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.05 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

          SECTION 9.06. Incorporation of Exhibits. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

          SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

          SECTION 9.09. Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. New Holland hereby appoints CT Corporation, New York, New York, as its authorized agent (the "New Holland Authorized Agent") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in the United States District Court for the Southern District of New York or the courts of the State of New York by any other party hereto. Such appointment shall be irrevocable. New Holland agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the New Holland Authorized Agent and written notice of such service to New Holland shall be deemed, in every respect, effective service of process upon New Holland.

          SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.12. Entire Agreement. This Agreement (including the Exhibits and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            IN WITNESS WHEREOF, New Holland, the Company and New Holland Merger have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    FIAT S.p.A.


                                    By /s/ Paolo Cantarella
                                    Name: Paolo Cantarella
                                    Title: Chief Executive Officer


                                    NEW HOLLAND N.V.


                                    By /s/ Paolo Cantarella
                                    Name: Paolo Cantarella
                                    Title: Director



                                    By /s/ Umberto Quadrino
                                    Name: Umberto Quadrino
                                    Title: Acting Chairman, President &
                                    Chief Executive Officer

                                    CASE CORPORATION


                                    By /s/ Jean-Pierre Rosso
                                    Name: Jean-Pierre Rosso
                                    Title: Chairman & Chief Executive Officer


                                    FIAT ACQUISITION CORPORATION


                                    By /s/ Damien Clermont
                                    Name: Damien Clermont
                                    Title: President